As filed with the Securities and Exchange Commission on August 24, 2006	Registration No. 333-136148

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EDUCATION REALTY TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)

MARYLAND	20-1352180
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
Paul O. Bower
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500
(Name, Address, Including Zip Code and Telephone Number, Including
Area Code, of Agent For Service)
Copy to:
John A. Good, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103
Telephone (901) 543-5901
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject To Completion, Dated August 24, 2006
DIRECT STOCK PURCHASE AND DIVIDEND
REINVESTMENT PLAN
     Education Realty Trust, Inc. is offering a simple and convenient way for our stockholders to reinvest dividends paid on our shares of common stock and for U.S. residents who are not holders of our stock to purchase shares of our common stock. You are not required to pay brokerage commissions or other transaction expenses when you acquire shares of our common stock pursuant to the Education Realty Trust Direct Stock Purchase and Dividend Reinvestment Plan, which we call the “Plan” in this document. Moreover, neither we nor the administrator of the Plan charges an enrollment fee for your initial participation.
     The Plan offers:
•	automatic reinvestment of some or all of the cash distributions paid in respect of your common stock, shares of other classes of stock that we might issue in the future and units of limited partnership interest, or “units,” in Education Realty Operating Partnership, LP, our primary operating partnership and University Towers Operating Partnership LP, a single property operating partnership;

•	an opportunity to make an initial purchase of our common stock and to acquire additional shares of common stock in the future; and

•	safekeeping of shares acquired pursuant to the Plan in book entry form and accounting for additional distributions received and reinvested at no cost to you.
     This prospectus relates to 4,000,000 shares of common stock available for issuance under the Plan. You do not have to be a current stockholder to participate in the Plan. You can purchase shares of our common stock for the first time by making an initial investment of not less than $300 and not more than $7,500. In certain circumstances, we may grant a waiver and permit greater investments. Your participation is entirely voluntary. You may join the Plan or terminate your participation in the Plan at any time. If you do not elect to participate in the Plan you will continue to receive cash dividends on shares of common stock registered in your name.
     Shares of common stock purchased for your account under the Plan will be purchased by Computershare Trust Company, N.A., our Plan Administrator (“Computershare” or “Plan Administrator”), from one of two sources:
•	Newly issued shares of common stock acquired directly from us; or
•	Shares of common stock acquired from third parties in the open market or in privately negotiated transactions.
     Newly issued shares of common stock may be purchased by the Plan from us at a discount which we set from time to time (currently set at 3%, subject to change or elimination) from the market price of our common stock at the time of purchase, based on the average high and low sales price of our common stock on the New York Stock Exchange, or NYSE. Shares of common stock purchased in open market or privately negotiated transactions will not be purchased at a discount. The purchase price for shares of common stock acquired for Plan accounts through open market or privately negotiated transactions will be equal to the weighted average price of all shares of common stock acquired on the purchase date. We will pay all brokerage commissions and other transaction costs in respect of open market and privately negotiated transactions. Whether shares are purchased directly from us or from third parties on the open market or in privately negotiated transactions, the purchase price per share of common stock you acquire on any particular Investment Date (including brokerage commissions, if any), will not be less than 95% of the average high and low sales price per share of the common stock on the NYSE on that particular day. We may, in our sole discretion, determine from which source shares of common stock will be acquired under the Plan, and our determination is likely to be based on market conditions, relative transaction costs and our need for additional capital. To the extent the Plan acquires shares of common stock directly from us, we will receive additional capital for general corporate purposes. We anticipate that initially the Plan will acquire shares of common stock directly from us through purchases of newly issued shares.

     Our common stock is listed on the New York Stock Exchange under the symbol “EDR.” The last reported sale price of our common stock on the New York Stock Exchange on August 23, 2006 was $15.42 per share.
     No person may own more than 9.8% of the total value, number or voting power, whichever is more restrictive, of our outstanding capital stock, unless our Board of Directors waives this limitation.
     Investing in our common stock involves risks. Before purchasing common stock pursuant to the Plan, you should refer to the risk factors included in our most recent Annual Report on Form 10-K under “Item 1.A Risk Factors” and the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information filed with the Securities and Exchange Commission.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
This Prospectus is dated August ___, 2006.

SUMMARY
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
HOW TO ENROLL
DESCRIPTION OF THE PLAN
DISTRIBUTIONS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBITS INDEX
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP
EX-23.2 CONSENT OF REZNICK GROUP, P.C.

SUMMARY
     This summary highlights selected information from this document and may not contain all of the information that is important to you. This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, with respect to the offer and sale of shares of our common stock pursuant to the Plan. To understand the Plan and an investment in our common stock through the Plan, you should carefully read this document, including the sections “How to Enroll” and “Description of the Plan” below. You should also read the registration statement of which this document is a part, including the exhibits to and documents incorporated by reference in the registration statement, which are listed under the section entitled “Where You Can Find More Information” below. We sometimes refer to ourselves as the “Company” or “EDR” in this prospectus.
Education Realty Trust, Inc.
     Education Realty Trust, Inc. is a self-managed and self-advised real estate investment trust, or REIT, organized in July 2004 to acquire, own and manage high quality student housing communities located near university campuses. We were formed to continue and expand upon the student housing business of Allen & O’Hara, Inc., or the “EDR Predecessor”, a company with over 40 years of experience as an owner, manager and developer of student housing. From 1964 through 2004, the EDR Predecessor owned and operated 26 student housing communities located in 13 states containing over 16,000 beds and managed a total of 67 communities located in 21 states containing approximately 36,000 beds at 47 universities. As of June 30, 2006, we owned 40 off-campus student housing communities located in 17 states containing 26,019 beds in 7,953 apartment units located near 32 universities. As of June 30, 2006, we provided third-party management services for 19 student housing communities located in 11 states containing 10,400 beds in 3,374 apartment units at 15 universities. We also provide third-party development consulting services as requested by our clients.
     Our owned student housing communities typically have the following characteristics:
•	located in close proximity to university campuses (within two miles or less);
•	average age of approximately six years;
•	designed specifically for students with modern unit plans and amenities; and
•	supported by our long-standing Community Assistant program and other student-oriented activities and services that enhance the college experience.
     Our principal executive offices are located at 530 Oak Court Drive, Memphis, Tennessee 38117 and our telephone number is (901) 259-2500.
The Plan
     The Plan gives you a convenient and attractive method of investing cash distributions and optional cash payments in our common stock without paying brokerage commissions or service charges. The price you will pay for the common stock bought directly from us under the Plan may be purchased at a discount of up to 5% from the market price of our common stock, based on the average high and low sales price of our common stock on the NYSE, at the time of purchase. If we have to buy the shares on the open market or in privately negotiated transactions, you will not receive a discount. We may change the discount at our discretion or eliminate it altogether at any time and from time to time; however the discount will in no event exceed 5%. We have set the initial discount at 3%. Whether shares are purchased directly from us or from third parties on the open market or in privately negotiated transactions, the purchase price per share of common stock you acquire on any particular Investment Date (including brokerage commissions, if any), will not be less than 95% of the average high and low sales price per share of the common stock on the NYSE on that particular day. The Investment Date, for purchases made in connection with the Plan, will be (i) if shares are acquired directly from us, the Dividend Payment Date authorized by our Board of Directors, or (ii) in the case of open market purchases and privately negotiated transactions, the date or dates of actual investment.
•	Enrollment. Existing holders of our common stock or limited partner units in Education Realty Operating Partnership, LP, University Towers Partnership LP or any other operating partnership that issues units redeemable for shares of our common stock (collectively referred to as unitholders) may enroll simply by submitting a completed Enrollment Form to Computershare, our Plan Administrator. New stockholders and unitholders, including persons acquiring other classes of our stock that we might issue in the future, can join by making an initial investment of at least $300 and submitting a completed Enrollment Form. If your shares are held in a brokerage account, you may participate directly by registering some or all of your shares in your name.
•	Reinvestment of Distributions. You can reinvest all or a portion of your cash distributions towards the purchase of common stock without paying brokerage commissions.
•	Optional Cash Investments. After you are enrolled in the Plan, you can buy additional shares of common stock without paying any brokerage commissions. You can invest between $300 and $7,500 per month. Amounts submitted for optional cash investments of less than $300 per month or more than $7,500 per month will be returned to you, without interest. However, upon request for a waiver of the maximum investment amount, we may allow purchases in excess of $7,500 per month at our discretion.
•	Full Investment. Full investment of your optional cash investments and distributions is possible because we will credit your account with both whole and fractional shares. We pay distributions on both whole shares and fractional shares participating in the Plan.
•	Gifts or Transfers of Shares. You can give or transfer your shares to others.
•	Sell Shares Conveniently. If you choose to sell the common stock held in your Plan account, you will generally pay fees lower than those typically charged by stockbrokers.
•	Tracking Your Investment. You will receive a statement after each transaction you make under the Plan. These statements will provide the details of the particular transaction and show the share balance in your Plan account.
•	Administrator. Computershare Trust Company, N.A.
•	Requests for Information. All written requests and notices should be mailed as follows:
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078
By telephone: (781) 575-2879
By Internet: www.computershare.com
RISK FACTORS
     Investment in our common stock involves risk. Before choosing to participate in the Plan and acquiring any shares of common stock offered pursuant to this prospectus, you should carefully consider the risks of an investment in our company set forth under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly reports on Form 10-Q, which reports are incorporated herein by reference, and as described in our other filings with the SEC. Please also refer to the section below entitled “A Warning About Forward-Looking Statements.”
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
     This document, including the documents incorporated by reference into this document, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities

Act,” Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Such forward-looking statements include, without limitation, statements concerning our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry. Examples of forward-looking statements also include statements regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.
     All of the foregoing factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time that could adversely affect our business. It is not possible for us to predict all of the factors that may from time to time affect our business or to assess the potential impact of each such factor. You are advised to read carefully the section of this prospectus entitled “Risk Factors” and the information under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report filed on Form 10-K and under the captions “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Part II under “Item 1A. Risk Factors” in our quarterly reports on Form 10-Q, which reports are incorporate by reference into this prospectus, and as described in our other filings with the SEC for a more in depth discussion of the material risks to our business.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings are available to the public at the Internet website maintained by the SEC at http://www.sec.gov. We also make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as the definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our Internet website address is http://www.educationrealty.com. The information located on, or connected to, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.
     You may also inspect the information that we file with the NYSE at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: Investor Relations Department, Education Realty Trust, Inc., Suite 300, 530 Oak Court Drive, Memphis, TN 38117-3725, (901) 259-2500.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the completion of this offering:
•	Annual Report on Form 10-K for the year ended December 31, 2005;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;
•	Current Report on Form 8-K filed on January 12, 2006 (except that the information included in Item 7.01 (including Exhibits 99.1 and 99.2 thereto) shall not be deemed incorporated by reference into this prospectus or any prospectus supplement);
•	Current Report on Form 8-K filed January 25, 2006;
•	Current Report on Form 8-K/A filed January 25, 2006;
•	Current Report on Form 8-K filed April 6, 2006;
•	Current Report on Form 8-K filed May 30, 2006;
•	Current Report on Form 8-K/A filed July 21, 2006; and
•	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 25, 2005.
     You may request a copy of these filings, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), by writing to us at the following address: Investor Relations Department, Suite 300, 530 Oak Court Drive, Memphis, TN 38117-3725 or calling us at (901) 259-2500.

HOW TO ENROLL
     If you are currently a stockholder or unitholder and you wish to enroll in our Direct Stock Purchase and Dividend Reinvestment Plan, complete and return the enclosed Enrollment Form or contact Computershare at (781) 575-2879 for information.
     If you are not a current stockholder or unitholder, you may enroll in the Plan by completing and returning the enclosed Enrollment Form, together with payment in an amount not less than $300 nor more than $7,500. Payment should be made by check payable to Computershare-Education Realty Trust. All checks must be in U.S. dollars and drawn on a U.S. bank. DO NOT SEND CASH, MONEY ORDERS, TRAVELER’S CHECKS OR THIRD PARTY CHECKS. We will send you an Enrollment Form on request (see Question 8).
     The Enrollment Form is also available on our web site, http://educationrealty.com under the Dividend Reinvestment link. The information on our web site does not constitute part of this prospectus.
     For more information, see “Description of the Plan” below.
DESCRIPTION OF THE PLAN
     Our Board of Directors adopted the Plan on May 24, 2006. The following questions and answers explain and constitute the Plan. Stockholders and unitholders who do not participate in the Plan will receive cash distributions, when, as and if authorized by our Board of Directors and declared and paid by us, in the usual manner.
Purpose
1. What is the purpose of the Plan?
     The primary purpose of the Plan is to provide our stockholders and unitholders with a convenient and simple method of increasing their investment in EDR by investing their dividends or optional cash investments in additional shares of our common stock without payment of any brokerage commissions, service charges or other expenses. The Plan, through its optional cash investment feature, may also be used by us to raise additional capital through the sale each month of a portion of the common stock available for issuance under the Plan. See Question 5 for a description of persons who are eligible to participate in the Plan.
     See Questions 10 and 19 for information concerning limitations applicable to optional cash payments and certain of the factors considered by us in granting waivers. To the extent shares of common stock are purchased from us under the Plan, we will receive additional funds to purchase additional student housing communities and for general corporate purposes. The Plan is intended for the benefit of long-term investors in EDR and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of the common stock acquired through the reinvestment of distributions or optional cash payments under the Plan. Such transactions may cause fluctuations in the price or trading volume of the common stock. EDR reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of our common stock, operating partner units, shares of other classes of our stock that may be issued in the future or interested new investors in order to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the common stock.
Options Available to Participants
2. What options are available to enrolled Participants?
     Distribution Reinvestment Options

     The Enrollment Form allows you to choose one of the three options listed below regarding your distributions from EDR or our operating partnership. If not otherwise specified on the appropriate form, your account will automatically be set up for full reinvestment of your distributions. You can change your reinvestment decision at any time by notifying the Plan Administrator. Your dividend reinvestment options under the Plan are:
•	Full Dividend Reinvestment: The cash distributions on all shares and units held in stock certificate form and/or in your Plan account will be fully reinvested in additional shares of our common stock on, or shortly after, the dividend payment date, or Dividend Payment Date, which is generally on or about the 10th day of May, August, November and February.
•	Partial Dividend Paid in Cash: This option allows you to receive a check or electronic deposit of cash distributions based on a specific number of shares and units held in stock certificate form and/or in your Plan account. The cash distribution on the remaining shares and units in stock certificate form and/or in your Plan account will be reinvested in additional shares of our common stock on the Dividend Payment Date. This option allows you to receive a fixed amount of cash each quarter (assuming the distribution per share stays the same).
•	All Dividends Paid in Cash: None of your cash distributions will be reinvested. You will receive a check or electronic deposit for the full amount of cash distributions paid on all shares and units held in stock certificate form and/or in your Plan account.
     See Question 13 for a more extensive discussion of the dividend reinvestment feature.
Optional Cash Investments
     You can purchase shares of our common stock by using the Plan’s optional cash investment feature. To purchase shares using this feature, you must invest at least $300 at any one time, but you cannot invest more than $7,500 monthly. Any optional cash investment of less than $300 and the portion of any optional cash investment totaling more than $7,500 monthly, except optional cash investments pursuant to a permitted waiver of the monthly maximum at our discretion, will be returned to you without interest. You have no obligation to make any optional cash investment pursuant to the Plan.
     Purchases of shares of our common stock made with initial cash investments and with optional cash investments from current stockholders and unitholders will begin on the Investment Date, which will be on or around the 15th of each month (if this date is not a trading day on the NYSE, then the Investment Date will be the next trading day). Shares of common stock purchased on the open market will be credited to your Plan account on the date such shares were purchased. Shares issued and sold by us will be credited to your Plan account on the Investment Date.
     The Plan Administrator must receive optional cash payments no later than two business days before the Investment Date for those investments to be invested in our common stock beginning on the Investment Date. Otherwise, the Plan Administrator may hold those funds and invest them beginning on the next Investment Date. No interest will be paid on funds held by the Plan Administrator pending investment. Accordingly, you may wish to transmit optional cash investments so that they reach the Plan Administrator shortly — but not less than two business days — before the Investment Date. This will minimize the time period during which your funds are not invested. Participants have an unconditional right to obtain the return of any cash payment up to two business days prior to the Investment Date by sending a request to the Plan Administrator in writing, by telephone or through their web site (see Question 4 for contact information).
Advantages and Disadvantages
3. What are the advantages and disadvantages of the Plan?

Advantages:
•	You have the opportunity to reinvest in additional shares of our common stock the cash distributions on all or a portion of your shares of common stock, shares of other classes of stock that we may issue in the future and/or units in our operating partnerships, at a discount from the market price of our common stock, so long as shares of our common stock are purchased for your Plan account directly from us and we offer a discount.
•	You have the opportunity to make an initial or optional cash investment in shares of our common stock at a discount from the market price, so long as such shares are purchased from your Plan account directly from us and we offer a discount.
•	You are not required to pay brokerage commissions in connection with the purchase of common stock under the Plan, including reinvested dividends or optional cash investments in open market transactions.
•	The Plan permits whole and fractional shares of common stock to be purchased with distributions. Distributions on all whole or fractional shares credited to the dividend reinvestment portion of your Plan account are automatically reinvested in additional whole or fractional shares.
•	By participating in the Plan, you avoid the necessity of safekeeping certificates representing shares of our common stock, shares of other classes of stock that we may issue in the future and/or units in our operating partnership, credited to your Plan account, increasing your protection against loss, theft or destruction of such certificates.
•	Certificates may be deposited for safekeeping as more fully explained in the answers to Questions 24 through 26.
•	A regular statement for your Plan account will provide you with a record of each transaction.
•	At any time you may direct the Plan Administrator to sell or transfer all or a portion of the publicly-tradable shares held in you Plan account. If you sell shares through the Plan, the Plan Administrator will charge a fee to cover the costs to the Plan of each transaction, plus any applicable brokerage commission and resulting transfer tax.
Disadvantages
•	You may not know the actual number of shares of common stock purchased for your Plan account until after the Investment Date or the Dividend Payment Date, as applicable.
•	You will have no control over the prices at which shares of common stock are purchased or sold for your Plan account. Moreover, you will have no control over the source of the acquired shares (newly issued shares, open market purchases or privately negotiated transactions), and therefore may not know if shares of common stock purchased for your Plan account were eligible for the purchase price discount until after the Plan Administrator has completed the purchases.
•	If you make an optional cash investment but later change your mind and want the payment returned to you, we will do so only if we receive your written request not less than two business days prior to the applicable Investment Date.

•	You will not receive any purchase price discount on shares of common stock purchased for your Plan account through open market or privately negotiated transactions with reinvested distributions or optional cash investments.
•	A stockholder’s reinvested distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.
•	You cannot pledge any securities deposited in your Plan account until the securities are withdrawn from your account.
•	We will not pay interest on optional cash investments while we hold them pending investment.
•	Resales of shares credited to your Plan account may involve a nominal fee per transaction to be deducted from the proceeds of the sale by our Plan Administrator (if you request our Plan Administrator to make such resale), plus any brokerage commission and any applicable stock transfer taxes on the resales.
•	The granting of a discount for one month will not ensure the availability of a discount or the same discount in future months. Each month, we may lower or eliminate discounts after providing notice.
•	You bear the risks of fluctuation in the market price of our common stock (see “—Purchases and Price” below).
Administration
4. Who administers the Plan?
     EDR has retained Computershare Trust Company, N.A., as agent for the Participants, to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 23 for information concerning reports to Participants. All costs of administering the Plan are paid by us. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s nominee for the benefit of the participants. As record holder of the shares of common stock and other securities held in participants’ accounts under the Plan, the Plan Administrator will receive distributions on all shares and units held by it on the distribution record date, will credit such distributions to the participants’ accounts on the basis of whole and fractional shares held in these accounts, and will automatically reinvest such distributions in additional shares of common stock, pursuant to the reinvestment option selected by the participant. The Plan Administrator makes all purchases of common stock under the Plan. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, EDR will appoint a new plan administrator to administer the Plan. The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for EDR’s common stock.
     The following address, telephone number and website may be used to obtain information about the Plan:
Computershare Trust Company, N.A.
Attention: Education Realty Trust Direct Stock Purchase and Dividend Reinvestment Plan
P.O. Box 43078
Providence, RI 02940
(781) 575-2879
www.computershare.com
     If you are already a participant, be sure to include your account number(s) and include a reference to Education Realty Trust in any correspondence.
     Eligibility

5. Who is eligible to become a Participant?
Stockholders of Record
     Any common stockholder of record or record holder of any other class of securities that EDR may issue in the future is eligible to become a participant in the Plan. If a beneficial owner has common stock or other EDR shares registered in a name other than his or her own, such as that of a broker, bank nominee or trustee, the beneficial owner may be able to arrange for that entity to participate in the Plan on behalf of the beneficial owner. Stockholders should consult directly with the entity holding their shares to determine if they can enroll in the Plan. If not, the stockholder will need to request his or her bank, broker or trustee to transfer some or all of his or her shares into the beneficial owner’s own name in order to participate in the Plan.
Unitholders in our Operating Partnerships
     Any person who is a limited partner and holds units of limited partnership interest in Education Realty Operating Partnership, LP, University Towers Partnership LP, or any other operating partnership that issues units redeemable for shares of our common stock, is eligible to become a participant in the Plan.
U.S. Residents who are not Stockholders of Record
     Any non-stockholder meeting either of the following requirements may participate in the Plan by making an initial investment in shares of our common stock:
•	A person of legal age and a resident of one of the fifty states of the United States or the District of Columbia; or
•	An entity organized in one of the fifty states of the United States or the District of Columbia.
6. Are there any limitations on who is eligible to become a participant other than those described above?
Foreign Law Restrictions
     If you are a citizen or resident of a country other than the United States, its territories and possessions, you should make certain that your participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.
REIT Qualification Restrictions
     In order to maintain our qualification as a REIT, not more than 50 percent in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code, or the Code, to include certain entities). Our charter restricts beneficial and constructive ownership of more than 9.8% in value, number or voting power, whichever is more restrictive, of our issued and outstanding equity securities by any single stockholder. Our Board of Directors may waive the ownership limit for a stockholder if it is satisfied, based upon the receipt of a ruling from the Internal Revenue Service, opinion of tax counsel or other evidence satisfactory to the Board of Directors, that ownership in excess of this limit will not jeopardize our status as a REIT. We may terminate, by written notice at any time, any participant’s individual participation in the Plan if such participation would be in violation of the restrictions contained in our charter. A purported transfer of shares of our common stock, other classes of stock we may issue in the future and/or units to a person who, as a result of the transfer, would violate the ownership limit will be void or such shares will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. Shares of common stock acquired in violation of the ownership limit may be redeemed by us for the lesser of the price paid or the most recent closing price of the shares of common stock preceding redemption. We reserve the right to invalidate any purchases made under the Plan that we determine, in our sole discretion, may violate the 9.8% ownership limit.

Exclusion from Plan for Short-Term Trading or Other Practices
     You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of shares of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan, by otherwise eligible holders of shares of our common stock, other classes of stock we may issue in the future and/or units, in order to eliminate practices, which we determine, in our sole discretion, are not consistent with the purposes or operation of the Plan or which may adversely affect the market price of shares of our common stock.
Restrictions at Our Discretion
     In addition to the restrictions described above, we reserve the right to prevent you from participating in the Plan for any other reason. We have the sole discretion to exclude you from, or terminate your participation in, the Plan.
Participating In The Plan
7. What steps must one take to participate in the Plan?
Stockholders of Record and Unitholders
     A holder of record of shares of our common stock, other classes of stock we may issue in the future and/or units may elect to become a participant in the Plan at any time. If you wish to become a participant, all you need to do is complete an Enrollment Form and mail it to the Plan Administrator (see Question 4 for address). If the shares or units are registered in more than one name (e.g., joint tenants, trustees, minors, etc.), all registered holders must sign the Enrollment Form.
U.S. Residents who are not Stockholders of Record
     If you are not a current stockholder or unitholder, you may enroll in the Plan by completing and returning the enclosed Enrollment Form, together with payment in an amount not less than $300 nor more than $7,500. Payment should be made by check payable to Computershare-Education Realty Trust (see Question 4 for address). All checks must be in U.S. dollars and drawn on a U.S. bank. DO NOT SEND CASH, MONEY ORDERS, TRAVELER’S CHECKS OR THIRD PARTY CHECKS. There is no initial enrollment fee.
8. What does the Enrollment Form provide?
     By signing an Enrollment Form, a stockholder, unitholder or other person who meets the qualifications set forth in Question 5 above may become a participant, and by checking the appropriate boxes on the Enrollment Form may choose among the investment options described in Question 2. An Enrollment Form is enclosed with this prospectus. Additional Enrollment Forms may be obtained at any time by writing or calling the Plan Administrator at (781) 575-2879. The Enrollment Form is also available on our web site, http://ir.educationrealty.com, at the Dividend Reinvestment section of Investor Relations web page. The information on our web site does not constitute a part of this prospectus.
9. How does the optional cash investment feature of the Plan work?
     The Plan Administrator must receive optional cash payments no later than two business days before the Investment Date in order for those funds to be invested in shares of our common stock beginning on the Investment Date. Otherwise, the Plan Administrator may hold those funds and invest them beginning on the next Investment Date in the following month. No interest will be paid on funds held by the Plan Administrator pending investment. Accordingly, you may wish to transmit optional cash investments so that they reach the Plan Administrator shortly — but not less than two business days — before the Investment Date. This will minimize the time period during which your funds are not earning interest. Participants have an unconditional right to obtain the return of any cash payment up to two business days prior to the Investment Date by written, telephonic or Internet request to the Plan Administrator (see Question 4 for contact information).
     You do not need to invest the same amount, or any amount, each Investment Date. We will pay to you cash distributions on shares purchased with optional cash investments or reinvest them in additional common shares on each dividend payment date according to your instructions.
10. How can a participant make a cash investment?
     You may make an optional cash investment when joining the Plan by enclosing with the Enrollment Form a check made payable Computershare-Education Realty Trust. All checks must be in U.S. dollars and drawn on a U.S. bank. DO NOT SEND CASH, MONEY ORDERS, TRAVELER’S CHECKS OR THIRD PARTY CHECKS. Thereafter you may use the Automatic Monthly Electronic Deduction feature or send a check together with the form provided with your statement of account or your account number. Each optional cash investment must be in an amount not less than $300 and must not exceed $7,500 on a monthly basis. All your optional cash investments may not total more than $90,000 in any calendar year. We may, in our discretion, grant a waiver permitting greater investments (see Question 19).
11. What is the Automatic Monthly Electronic Deduction feature of the Plan and how does it work?
     An Automatic Monthly Electronic Deduction feature is available to make repetitive optional cash investments more convenient. You may make optional cash investments in amounts permitted under the Plan from a predesignated U.S. account. Automatic Monthly Electronic Deductions may be made from an account at any bank, savings association or credit union that is a member of the National Automated Clearing House Association.
     To begin Automatic Monthly Electronic Deductions, you must complete and sign a Direct Debit Authorization Form designating, among other things, the amount to be withdrawn each month (minimum of $300, $7,500 maximum) and the account from which funds are to be withdrawn, and return the form to the Plan Administrator. You must also provide a voided blank check. Your election to use the Automatic Monthly Electronic Deduction feature will become effective as soon as practicable after the Direct Debit Authorization Form is processed.
     Once you begin Automatic Monthly Electronic Deductions, the Plan Administrator will withdraw funds from your designated account on the 9th day of each month, or the next banking business day if the 9th is not a banking business day. Those funds will be invested in shares of our common stock on the next Investment Date for optional cash investments.
     You may change the amounts of your future Automatic Monthly Electronic Deductions by completing and sending to the Plan Administrator a new Direct Debit Authorization Form. You may terminate Automatic Monthly Electronic Deductions by notifying the Plan Administrator in writing. Your request will be processed and will become effective as promptly as is practicable.
     You may also choose the Electronic Deposit of Dividends feature. If you do, the Plan Administrator will deposit any cash dividends on any shares of our common stock directly into the bank account you indicate.
12. How are payments with “insufficient funds” handled?
     In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an Automatic Monthly Electronic Deduction, the Plan Administrator will consider the request for investment of that purchase null and void. The Plan Administrator will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by the Plan Administrator through the sale of the number of shares from your Plan account necessary to satisfy the fee.

13. How do the Full Dividend Reinvestment feature and the Partial Dividend Paid in Cash feature of the Plan work?
     If you mark “Full Dividend Reinvestment” on your Enrollment Form, the Plan Administrator will purchase additional common shares for your Plan account with:
•	all cash distributions on both shares for which you hold certificates in your name and your Plan shares, as well as units that you own both inside and outside the Plan; and
•	any optional cash investments you make under the Plan.
     If you mark “Partial Dividend Paid in Cash” on your Enrollment Form, the Plan Administrator will continue to make cash payments of distributions on that whole number of your certificated shares and/or that number of your Plan shares, and units held inside and outside the Plan, you indicate on the Enrollment Form. In addition, the Plan Administrator will apply to the purchase of additional shares for your account:
•	all of the remaining cash distributions on both your certificated shares and Plan shares, and units held inside and outside the Plan; and
•	any optional cash investments you make under the Plan.
     If you mark “All Dividends Paid in Cash,” none of your cash distributions will be reinvested. You will receive a check or electronic deposit for the full amount of cash distributions paid on all shares and units held in certificate form and/or in your Plan account.
     In order for the Plan Administrator to reinvest your cash distributions for that quarter, the Plan Administrator must receive your Enrollment Form on or before the record date for a Dividend Payment Date (see Question 4 for the address). Any change of election concerning the reinvestment of distributions must also be received by the Plan Administrator on or before the record date for a Dividend Payment Date in order for the change to become effective with that payment. If a participant returns a properly executed Enrollment Form to the Plan Administrator without electing an investment option, the participant will be enrolled as having selected full distribution reinvestment. The quarterly dividend date is usually on or about the 10th day of each May, August, November and February. The record date is approximately two to three weeks before the Dividend Payment Date. For example, if the record date for the August 20 dividend payment were August 10, the Plan Administrator would have to receive your Enrollment Form on or before August 10 in order for distributions paid on your shares and units to be used for dividend reinvestment on August 20. If the Plan Administrator received the Enrollment Form after August 10, the August 20 dividend would be paid to you in cash and your reinvestment of cash distributions would commence with the next dividend payment date of November 20.
     Automatic reinvestment of your cash distributions does not relieve you of liability for income taxes that may be owed on your distributions. Distributions paid on shares credited to your Plan account will be included in information provided both to you and the Internal Revenue Service.
Purchases And Price
14. What is the source of the shares of common stock purchased under the Plan?
     Shares of common stock purchased for your account under the Plan will be purchased by the Plan Administrator from us out of our authorized but unissued shares, from third parties on the open market or in privately negotiated transactions. We may, in our sole discretion, determine the source from which common stock will be purchased under the Plan; however, we expect shares to be primarily purchased from us as shares of newly issued common stock.

15. When will the shares of common stock be purchased for my account?
Optional Cash Investments
     Purchases of shares of our common stock made with initial cash investments and with optional cash investments from current stockholders will begin on around the 15th day of each month (if this date is not a trading day on the NYSE, then the Investment Date will be the next trading day). Shares of common stock purchased on the open market or in privately negotiated transactions will be credited to your Plan account on the date such shares are purchased. Shares issued and sold by us will be credited on the Dividend Payment Date. See Question 9 for a more extensive discussion of the optional cash investment feature.
Dividend Reinvestments
     Purchases will be made on the Dividend Payment Date, which is the quarterly dividend payment date for shares of our common stock or, in the case of shares purchased in the open market or in privately negotiated transactions, at the times the Plan Administrator is able to acquire such shares, which may be after the Dividend Payment Date. The quarterly dividend payment is authorized each quarter by our Board of Directors. The dividend record date normally precedes the Dividend Payment Date by approximately two to three weeks. We historically have paid dividends on or about the 10th day of each May, August, November and February. We pay dividends when and if authorized by our Board of Directors. We cannot assure you that we will declare or pay dividends in the future, and nothing contained in the Plan obligates us to do so. However, we intend to continue to qualify as a REIT, and, as a REIT, we must distribute to our stockholders at least 90% of our taxable income each year. The Plan does not represent a guarantee of future dividends.
     No interest will be paid on cash dividends pending investment under the terms of the Plan.
16. What will be the price of the shares of common stock purchased with both initial and optional cash investments under the Plan?
Original Issue Shares Acquired Directly from Us
     We may issue and sell newly issued shares of common stock under the Plan. The purchase price of shares of our common stock purchased directly from us will be the closing market price of the shares as reported on the NYSE on the Investment Date, less the discount, as we determine from time to time in our sole discretion. The discount currently is 3% of the market price for shares of our common stock, based on the average high and low sales price of our common stock as reported on the NYSE on the Investment Date, and is subject to adjustment; however, the discount in no event will exceed 5% of the market price of our common stock on the Investment Date.
Open Market Purchases or Privately Negotiated Transactions
     Independent Agent. An independent agent appointed by the Plan Administrator will buy shares of our common stock for the Plan by purchasing them in the open market or in privately negotiated transactions. Except for any limitations imposed by federal or state securities laws, the Plan Administrator’s independent agent will have full discretion as to all matters relating to open market purchases for the Plan. The agent will determine the number of shares, if any, to be purchased on any given day, the time of day, the price to be paid for shares, the markets in which shares are to be purchased (which may include any securities exchange or over-the-counter market) and the persons (including brokers or dealers) from or through whom purchases are made.
     Price. The purchase price of shares of our common stock purchased on the open market or in privately negotiated transactions under the Plan will be equal to the weighted average price of all shares of common stock acquired by the Plan Administrator on the Investment Date; provided that the purchase price for shares purchased on any particular Investment Date (including any brokerage commissions) will not be less than the minimum purchase price of 95% of the average of the high and low sales price per share of the common stock as reported on the NYSE for that particular Investment Date. Shares of common stock purchased in the open market or in privately negotiated transactions will not be eligible for the purchase price discount.

     Timing and Control. Purchases will be credited to your Plan account on the particular Investment Date. No interest will be paid on funds held by the Plan Administrator pending investment. The Plan Administrator’s independent agent may commingle your funds with those of other participants in the Plan for purposes of executing purchase transactions.
     Because the Plan Administrator may arrange for the purchase of shares on behalf of the Plan via open market transactions through an independent agent, neither we nor any participant in the Plan has the authority or power to control either the timing or the pricing of the shares purchased on the open market. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of shares of our common stock. If you send in an initial or optional cash investment, it is possible that the market price for shares of our common stock could go up or down before the Plan Administrator arranges to purchase shares with your funds. The independent agent will use its best efforts to apply all funds to the purchase of shares before the next Investment Date, subject to any applicable requirements of federal or state securities laws. We reserve the right to designate an exclusive broker to purchase the shares on the open market.
17. What will be the price of the shares of common stock purchased with reinvested distributions under the Plan?
Original Issue Acquired Directly from Us
     The shares of common stock acquired directly from us under the Plan with reinvested distributions will be purchased at a discount of up to 5% from the market price for shares of our common stock at the time of purchase. The discount currently is 3% of the market price for shares of our common stock on the Dividend Payment Date, and is subject to adjustment at our sole discretion.
Open Market Purchases or Privately Negotiated Transactions
     The shares of common stock acquired through open market or privately negotiated transactions under the Plan with reinvested distributions will be purchased at a price equal to the weighted average price of all shares of common stock acquired by the independent agent on the Investment Date; provided that the purchase price for shares purchased on any particular Investment Date will not be less than the minimum purchase price of 95% of the average of the high and low sales price per share of the common stock as reported on the NYSE for that particular Investment Date. Shares of common stock purchased with reinvested distributions in the open market or in privately negotiated transactions will not be eligible for the purchase price discount.
18. How will the number of shares purchased for my account be determined?
     The number of shares of our common stock to be purchased for your account as of any Investment Date will be equal to the total dollar amount to be invested for you divided by the applicable purchase price, computed to the fourth decimal place. The total dollar amount of distributions to be reinvested as of any Dividend Payment Date will be the cash distributions on all or a part of the shares of common stock or other class of stock and/or units registered in your own name in certificate form and/or held in your Plan account, according to the option chosen by you (see Question 2). See Questions 16 and 17 for more information regarding the applicable purchase.
     Where initial or optional cash investments or reinvested distributions are applied to the purchase of shares of our common stock through the Plan Administrator’s independent agent in open market transactions, neither we nor any participant in the Plan has the authority or power to control either the timing or the pricing of the shares purchased on the open market.
     The amount to be invested will be reduced by any amount we are required to deduct for federal tax withholding purposes (see Question 41).
19. How do I request a waiver to make an optional cash investment over the maximum monthly amount?
     Optional cash investments in excess of $7,500 per month (including any initial investments in excess of $7,500) may be made only by investors that submit Requests for Waiver that are approved by us. Any investor that submits a Request for Waiver that is not already a Plan participant and whose Request for Waiver is approved by us must submit a completed Enrollment Form along with the investor’s optional cash investment payment.

     We may choose not to accept Requests for Waiver each month. Investors who wish to make optional investments in excess of $7,500 per month should telephone our Chief Financial Officer on the 1st day of the month at (901) 259-2500 to determine if we are accepting Requests for Waivers for the upcoming Investment Date. We must receive a Request for Waiver by facsimile at facsimile number (901) 259-2594 no later than 5:00 p.m., Eastern Time, three business days prior to the Investment Date. We will notify all investors whose Requests for Waiver have been approved of those approvals by 5:00 p.m., Eastern Time, two business days prior to the Investment Date. If you do not receive a response from us in connection with your request, you should assume that we have denied your request. The Plan Administrator must receive funds relating to such Request for Waiver by wire transfer no later than 3:00 p.m., Eastern Time, one business day prior to the Investment Date. To obtain a Request Form or additional information, a participant may call the number above or visit our web site, at http://ir.educationrealty.com.
     We have sole discretion to grant or to refuse to grant a Request for Waiver. In deciding whether to grant a Request for Waiver, we will consider relevant factors, including:
•	whether the Plan is then purchasing newly issued common stock or is purchasing shares of our common stock in the open market;
•	our need for additional funds;
•	the attractiveness of obtaining those funds through the sale of shares of our common stock under the Plan in comparison to other sources of funds;
•	the purchase price likely to apply to any sale of shares of our common stock under the Plan;
•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of our common stock, other classes of stock we may issue in the future and/or units that party holds of record; and
•	the aggregate amount of optional investments in excess of $7,500 for the month for which Requests for Waiver have been submitted.
     If Requests for Waiver are submitted for any Investment Date for a total amount greater than the amount we are then willing to accept, we may honor those requests on any basis that we, in our sole discretion, consider appropriate.
20. Is the discount for shares purchased under the Plan subject to change?
     The discount on shares of common stock purchased directly from us (as newly issued shares) is subject to change from time to time (but in no event exceed 5% of the market price for shares of our common stock on the Investment Date or Dividend Payment Date, as applicable) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the Plan and our current and projected capital needs. We intend to provide notice prior to any change or elimination of the discount. Currently, the discount for common stock purchased directly from us (as shares of newly issued common stock) under the Plan is 3% of the market price for shares of our common stock, based on the average high and low sales price as reported on the NYSE, on the Investment Date or Dividend Payment Date, as applicable.
Sale Of Common Stock
21. May I request that shares held in my account be sold?
     Yes, you may request that all or any part of the shares of common stock or other class of stock that we may issue in the future held in your account be sold either when an account is being terminated (see Question 28) or without terminating the account by contacting the Plan Administrator in writing, by telephone or through their web site (see Question 4 for contact information). If the dollar value of the sale is expected to exceed $100,000, you must submit your request in writing. If all shares (including any fractional share) held in your account are sold, the account will be terminated automatically, and you will have to complete and file a new Enrollment Form (see Questions 4 through 8) in order to participate again in the Plan.
     The Plan Administrator will cause your shares to be sold on the open market within five business days of receipt of your request. The Plan Administrator may combine your shares to be sold with those of other Plan participants selling shares at the same time. The sales price per share will be the weighted average price per share received by the Plan Administrator for all sales made for that day (and any succeeding days necessary to complete the sale order). Once sold, the Plan Administrator will send you the proceeds, less a service charge of $15 and applicable brokerage commissions, currently $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.
     The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.
     You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.
22. What happens when I sell or transfer all the shares of common stock and /or other class of stock registered in my name?
     Your participation in the Plan with respect to such holdings is terminated.
Reports To Participants
23. How will I keep track of my investments?
     After an investment is made under the Plan for your account, you will be sent a statement which will provide a record of the cost of the shares of common stock purchased for your account, the number of shares purchased, the date on which the shares of common stock were credited to your account and the total number of shares of our common stock, other classes of stock we may issue in the future and/or units in your account. In addition, you will be sent income tax information for reporting dividends received.
Stock Certificates
24. Will I receive certificates for shares of common stock purchased under the Plan?
     Shares of common stock purchased under the Plan are credited to your Plan account in “book-entry” form.
     No certificates for any number of shares of our common stock credited to your Plan account will be issued to you unless you submit a written, telephonic or Internet request to the Plan Administrator (see Question 4 for contact information). Such requests will be handled by the Plan Administrator, at no charge, normally within two weeks. Any remaining whole shares and any fractional shares will continue to be credited to your account. Certificates for fractional shares will not be issued under any circumstances.
     Shares of common stock which are purchased for and credited to your account under the Plan may not be pledged. If you wish to pledge such common shares, you must request that a certificate for such common shares first be issued in your name.

25. What is the effect on my account if I request a certificate for whole common shares held in the account?
     If you maintain an account for reinvestment of distributions, all distributions on the shares of common stock for which a certificate is requested will continue to be reinvested under the option you have selected under the Plan until you file a new Enrollment Form changing your investment election.
26. May shares of common stock, other classes of stock and units held in certificate form be deposited in my Plan account?
     You may deposit with the Plan Administrator any certificates for shares of common stock or other classes of stock that may be issued in the future now or hereafter registered in your name for safekeeping under the Plan. There is no charge for this custodial service, and, by making the deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificate.
     Certificates sent to the Plan Administrator should not be endorsed. If you elect to deposit certificates with the Plan Administrator for safekeeping, the Plan Administrator recommends that you send those certificates along with a letter of instruction by registered mail, return receipt requested and properly insured for 3% of the market value, or by some other form of traceable delivery to the address in Question 4. The Plan Administrator will send you a quarterly statement confirming each deposit of certificates.
     All distributions on any shares of common stock or other class of stock represented by certificates deposited in accordance with the Plan will be reinvested under the option you have selected. The Plan Administrator will credit the shares represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common stock through the Plan.
Withdrawal From The Plan
27. May I withdraw from the Plan?
     Yes, by contacting the Plan Administrator using the contact information found at Question 4.
28. What happens when I terminate my account?
     If your notice of termination is received by the Plan Administrator near the record date for the next Dividend Payment Date, the Plan Administrator in its sole discretion may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is completed.
     If you elect to make optional cash investments through the Automatic Monthly Electronic Deduction feature of the Plan, you may terminate the automatic deductions by notifying the Plan Administrator in writing by telephone or through their web site (see Question 4 for contact information). Your request will be processed and will become effective as promptly as is practicable.
     When terminating an account, you may request that a stock certificate be issued for all whole shares of common stock and other stock held in the account. As soon as practicable after notice of termination is received, the Plan Administrator will send to you (a) a certificate for all whole shares of common stock and other stock held in the account and (b) a check representing the value of any fractional share held in the account. After an account is terminated, all distributions for the terminated account will be paid to you unless you re-elect to participate in the Plan.
     When terminating an account, you may request that all shares of common stock and other stock, both full and fractional, certified to the Plan account be sold or that certain of the shares of common stock and other stock be sold and a certificate be issued for the remaining shares. The Plan Administrator will remit to the participant the net proceeds of any sale (see Question 21).

29. When may a stockholder re-elect to participate in the Plan?
     Generally, a stockholder of record may re-elect to participate at any time. However, we and the Plan Administrator reserve the right to reject any Enrollment Form on the grounds of excessive participation and withdrawal. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term common stockholder investment service.
Other Information
30. What happens if we issue a stock dividend or declare a stock split?
     Any stock dividends or split shares of common stock distributed by us to you will be based on both the shares of common stock registered in your name in certificate form and the shares (whole and fractional) credited to your Plan account. Such stock dividend or stock split shares will be added to your Plan account in “‘book-entry” form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction.
31. If we issue rights to purchase securities to the common stockholders, how will the rights on common shares held in my account be handled?
     If we have a rights offering in which separately tradable and exercisable rights are issued to registered common stockholders, the rights attributable to whole shares of common stock held in your account will be transferred to you as promptly as practicable after the rights are issued. Rights attributable to fractional shares will be reinvested in shares of common stock.
32. How are the shares of common stock in my account voted at stockholder meetings?
     You will receive proxy materials from us for shares of common stock registered in the Plan Administrator’s name under the Plan in the same manner as shares of common stock registered in your own name, if any. Shares of common stock credited to your Plan account may also be voted in person at the meeting.
33. What are our and the Plan Administrator’s responsibilities under the Plan?
     We, and the Plan Administrator in administering the Plan, are not liable for any act done in good faith or required by applicable law or for any good faith omission to act. This limitation of liability includes, without limitation, any claim of liability (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt by the Plan Administrator of notice in writing of such death, (b) with respect to the prices and times at which shares of common stock are purchased or sold for a participant, or (c) with respect to any fluctuation in market value before or after any purchase or sale of shares of our common stock.
     We and the Plan Administrator will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Because the Plan Administrator has assumed all responsibility for administering the Plan, we specifically disclaim any responsibility for any of the Plan Administrator’s actions or inactions in connection with the administration of the Plan. None of our trustees, officers, employees or stockholders will have any personal liability under the Plan.
     We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.
     The Plan Administrator may resign as administrator of the Plan at any time, in which case we will appoint a successor administrator. In addition, we may replace the Plan Administrator with a successor administrator at any time.
34. What are my responsibilities under the Plan?

     The shares of common stock or other stock in your account may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the Plan Administrator promptly in writing of any change of address. The Plan Administrator will address account statements and other communications to you at the last address of record you provide to them.
     You will have no right to draw checks or drafts against your account or to instruct the Plan Administrator with respect to any shares or cash held by the Plan Administrator except as expressly provided herein.
35. May the Plan be amended, suspended or terminated?
     While we expect to continue the Plan indefinitely, we may amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice your interests. To the extent practicable, any such amendment, suspension or termination will be announced to you at least 30 days prior to its effective date.
36. What happens if the Plan is terminated?
     If the Plan is terminated, whole shares will continue to be held in “book-entry” form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.
     The Plan Administrator also may terminate your Plan account if you do not own at least one whole share. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any fees, and your account will be closed.
37. Who interprets and regulates the Plan?
     We are authorized to issue such interpretations, adopt such regulations and take such action as we may deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by us or the Plan Administrator in the good faith exercise of our respective judgments will be binding on all Plan participants.
38. Can the Transfer Agent and Registrar change?
     Computershare, our Plan Administrator, presently acts as transfer agent and registrar for shares of our common stock. We reserve the right to terminate the agent and appoint a new agent or administer the Plan ourselves. All participants will receive notice of any such change.
39. What law governs the Plan?
     The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Maryland.
40. Are we assured of receiving a distribution?
     We cannot assure you of a profit or protect you against a loss on shares of our common stock that you purchase or sell under the Plan. The payment of distributions is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any distribution on shares of our common stock.
41. What are the federal income tax consequences of participation in the Plan?
     You should consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of shares of our common stock, your tax basis and holding period for shares of common stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of shares of our common stock purchased under the Plan. The following is only a brief summary of some of the federal income tax considerations applicable to the Plan.

Reinvestment of Dividends and Distributions
     If you participate in the Plan, you will be treated for federal income tax purposes as having received, on the Dividend Payment Date, a distribution equal to the cash distributions declared by us with respect to any shares included in the Plan. The tax basis of shares of our common stock purchased under the Plan will be equal to the cash distribution reinvested under the Plan. Your holding period for shares of common stock purchased under the Plan generally will begin on the day after the date on which the shares of common stock are credited to your account.
Optional Cash Investments
     If you make an optional cash investment, you will be treated as having received a distribution equal to the excess, if any, of the fair market value on the Investment Date of the shares of common stock purchased over the amount of the optional cash payment. Your tax basis in shares acquired through optional cash investments pursuant to the Plan generally will equal the total amount of distributions you are treated as receiving, as described above, plus the amount of the optional cash payment. Your holding period for shares (including fractional shares) acquired through optional cash investments under the Plan generally will begin on the day after the shares were acquired.
     Distributions that you receive as a result of dividend reinvestments and/or optional cash payments will be treated as dividends to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed the adjusted tax basis of your shares. To the extent that such distributions exceed the adjusted tax basis of your shares, they will be included in your income as capital gain.
Backup Withholding and Administrative Expenses
     We or the Plan Administrator may be required to deduct “backup withholding” on all distributions paid to you, regardless of whether such distributions are reinvested pursuant to the Plan. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of shares of our common stock, other classes of stock we may issue in the future and/or units held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish us and the Plan Administrator with your correct tax identification number, or TIN; (b) the Internal Revenue Service or a broker notifies us or the Plan Administrator that the TIN furnished by you is incorrect; (c) the Internal Revenue Service or a broker notifies us or the Plan Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount.
     All costs of administering the Plan, except for costs related to your voluntary selling of shares of our common stock, other classes of stock we may issue in the future and/or units and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the Internal Revenue Service might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in shares of our common stock. For this or other reasons, we may in the future take a different position with respect to the costs of administering the Plan.
Disposition
     You may recognize a gain or loss upon receipt of a cash payment for a fractional share of common stock credited to your account or when the shares of common stock held in that account are sold at your request. A gain or loss may also be recognized upon your disposition of shares of our common stock received from the Plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional shares and the tax basis of the shares of common stock. Generally, any gain or loss recognized on the disposition of shares of our common stock, other classes of stock we may issue in the future and/or units acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.
DISTRIBUTIONS
     We currently pay regular quarterly distributions to holders of our common stock. Future distributions will be authorized by our Board of Directors and declared by us based upon a number of factors, including the amount of funds from operations, our financial condition, debt service requirements, capital expenditure requirements for our properties, our taxable income, the annual distribution requirements under the REIT provisions of the Code and other factors our trustees deem relevant. Our ability to make distributions to our stockholders will depend on our receipt of distributions from our operating partnership and lease payments from our tenants with respect to our properties, and we can make no assurances to you about our ability to make future distributions.
USE OF PROCEEDS
     We will only receive proceeds from the sale of shares of our common stock purchased by the Plan Administrator from us pursuant to the Plan. Any net proceeds we receive will be used for working capital and other general corporate purposes. We have no basis for estimating either the number of shares of our common stock that may be purchased from us under the Plan or the prices that we will receive for such shares of common stock.
PLAN OF DISTRIBUTION
     The shares of common stock acquired under the Plan will be sold directly by us as newly issued shares, or will be acquired in the open market or in privately negotiated transactions. If you acquire shares of common stock through the Plan and resell them shortly before or after acquiring them (including covering short positions), under certain circumstances, you may be participating in a distribution of securities that would require your compliance with Regulation M under the Exchange Act, and you may be considered to be an underwriter within the meaning of the Securities Act. We will not extend to you any rights or privileges other than those to which you would be entitled as a participant in the Plan, nor will we enter into any agreement with you regarding your purchase of those shares of common stock or any resale or distribution of those shares.
     Any financial intermediary or other person may acquire shares of common stock through the Plan at a discount by reinvesting cash dividends or making optional cash investments that are subsequently applied to the purchase of newly issued shares of common stock directly from us, and may capture the discount by reselling the shares shortly thereafter. We have not entered into any arrangements with any financial intermediary or other person to engage in such arrangements. We anticipate that the availability of a discount may encourage some participants in the Plan to purchase more shares of common stock than they would purchase without the discount, but we have no basis to quantify the extent to which additional shares of common stock will be purchased because of the discount. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.
     Subject to the availability of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.
     We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of our common stock held under the Plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and any applicable transfer taxes.
     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS
     The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The combined statement of certain revenues and certain expenses of the Place Portfolio for the year ended December 31, 2005 incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.
     The combined statements of revenues and certain expenses of the Murfreesboro properties incorporated by reference in this prospectus from our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 25, 2006, has been audited by Reznick Group, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.
     The combined statement of certain revenues and certain expenses of the Campus Lodge of Gainesville for the year ended December 31, 2004, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.
LEGAL MATTERS
     Certain legal matters with regard to the issuance of shares of common stock under the Plan and other matters of Maryland law have been passed upon by Venable LLP, Baltimore, Maryland. In addition, certain federal income tax matters will be passed upon by Bass, Berry & Sims, PLC, Memphis, TN.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth an estimate of costs and expenses, other than underwriting discounts and/or selling commissions, to be paid by us in connection with the distribution of the securities being registered by this registration statement. All of the amounts shown are estimates:

Securities and Exchange Commission Fee	$6,800
Printing and Engraving Expenses	$5,000
Legal Fees and Expenses	$10,000
Transfer Agent Fees	$10,000
Accounting Fees and Expenses	$15,000
Miscellaneous	$25,000

Total	$71,800

Item 15. Indemnification of Directors and Officers
     Our charter contains a provision permitted under Maryland law eliminating each director’s and officer’s personal liability to us and our stockholders for monetary damages to the maximum extent permitted under Maryland law. Under current Maryland law, the directors and officers are liable to us or our stockholders for monetary damages only for liability resulting either from acts of active and deliberate dishonesty established by final judgment as material to the cause of action or from the actual receipt of an improper benefit or profit in money, property or services. In addition, to the maximum extent permitted under Maryland law, our bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification.
     We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.
Item 16. Exhibits

Exhibit Number	Exhibit Description
4.1
Form of Certificate for Common Stock of Education Realty Trust, Inc. (Incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 5 to its Registration Statement on Form S-11 (File No. 333-1192364), filed January 24, 2005.)

4.2
Second Articles of Amendment and Restatement of Education Realty Trust, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to its Registration Statement on Form S-11 (File No. 333-1192364), filed on December 10, 2004.)

4.3	Bylaws of Education Realty Trust, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (File No. 333-119264), filed on September 24, 2004.)

5.1*	Opinion of Venable LLP

Exhibit Number	Exhibit Description
8.1*	Opinion of Bass, Berry & Sims PLC regarding Tax Matters.

23.1	Consent of Deloitte & Touche LLP, the Independent Registered Public Accounting Firm

23.2	Consent of Reznick Group, P.C., the Independent Registered Public Accounting Firm

23.3*	Consent of Bass, Berry & Sims PLC (included in Exhibit 8.1)

23.4*	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in Part II of this Registration Statement).
* Previously filed.
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on August 24, 2006.

EDUCATION REALTY TRUST, INC.
By:	/s/ Paul O. Bower
Paul O. Bower
President, Chief Executive Officer & Chairman of the Board of Directors

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Paul O. Bower and Randall H. Brown, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Paul O. Bower Paul O. Bower	President and Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 24, 2006
* Randall H. Brown	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	August 24, 2006
* J. Drew Koester	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 24, 2006
* Monte J. Barrow	Director	August 24, 2006
* William J. Cahill, III	Director	August 24, 2006
*	Director	August 24, 2006
Randall L. Churchey
* John L. Ford	Director	August 24, 2006
By: /s/ Paul O. Bower Paul O. Bower, attorney-in-fact

EXHIBITS INDEX

Exhibit Number	Exhibit Description
4.1
Form of Certificate for Common Stock of Education Realty Trust, Inc. (Incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 5 to its Registration Statement on Form S-11 (File No. 333-1192364), filed January 24, 2005.)

4.2
Second Articles of Amendment and Restatement of Education Realty Trust, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to its Registration Statement on Form S-11 (File No. 333-1192364), filed on December 10, 2004.)

4.3	Bylaws of Education Realty Trust, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (File No. 333-119264), filed on September 24, 2004.)

5.1*	Opinion of Venable LLP

8.1*	Opinion of Bass, Berry & Sims PLC regarding Tax Matters.

23.1	Consent of Deloitte & Touche LLP, the Independent Registered Public Accounting Firm

23.2	Consent of Reznick Group, P.C., the Independent Registered Public Accounting Firm

23.3*	Consent of Bass, Berry & Sims PLC (included in Exhibit 8.1)

23.4*	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in Part II of this Registration Statement).

* Previously filed.